UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2021

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
 2901 West Bluegrass Blvd., Suite 100
Lehi, Utah 84043
(Address of principal executive offices and zip code)

Registrant’s telephone, including area code:  (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	NATR	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2021, Ms. Lily Zou notified Nature’s Sunshine Products, Inc. (the “Company”) of her resignation from the Company’s Board of Directors. Ms. Zou had been designated for appointment to the Company’s Board of Directors by Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun”) pursuant to the Stockholder Agreement between Fosun and the Company dated June 26, 2014. Ms. Zou’s decision to resign is not due to any disagreement with the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

On September 22, 2021, the Company’s Board of Directors appointed Ms. Shirley Wu to its Board of Directors. Ms. Wu was designated by Fosun and appointed to serve as a director until the next shareholders’ meeting at which directors are elected.

Ms. Wu currently serves as Deputy CFO of Fosun, a position which she has held since June 2021. Ms. Wu joined Fosun in 2017, holding various positions prior to her current role. Prior to joining Fosun, Ms. Wu served as a partner in the audit function for KPMG Huazhen LLP Shanghai Branch. Ms. Wu earned a Bachelor of Economics degree from Shanghai University of Finance and Economics.

The Board of Directors determined that Ms. Wu is an independent director under the current standards for independence established by NASDAQ. In making this determination, the Board of Directors considered Ms. Wu’s affiliation with Fosun, one of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: September 24, 2021	By:	/s/ Nathan G. Brower
Nathan G. Brower, Executive Vice President, General Counsel and Secretary